Exhibit 10.1

ECCA MANAGEMENT SERVICES, LTD.

September 17, 2008

James Eisen

11103 West Avenue

San Antonio, TX 78213

Re:	Severance

Dear Mr. Eisen:

This letter agreement (the “Agreement”) sets forth certain conditions with regard to your employment and post-employment activities as well as the conditions under which you will be entitled to receive severance benefits. For definitions of capitalized terms used in this Agreement, see Appendix A. The term of this Agreement is from October 1, 2008 to December 31, 2011. This Agreement applies to terminations of employment during this term.

In consideration of your promotion to Chief Operating Officer of ECCA effective October 1, 2008 and with both parties intending to be legally bound, the Company and you agree as follows:

Amount of Severance. If you qualify for severance, the Company will pay you an amount equal to one hundred fifty percent (150%) of your base annual salary at the time of termination, in equal monthly installments over eighteen (18) months.

Incentive Plan Payments. If you qualify for severance, you will also receive (i) any Annual Executive Incentive Plan (“AEIP”) payment for the calendar year preceding your termination, if it was not previously paid to you, and (ii) a portion of the AEIP payment you have earned during the year of termination, prorated based upon the number of your complete months of employment during the year. These AEIP payments will be made at the same time such payments are normally made for the applicable year to executives who continue in employment, but in any event by March 15 of the calendar year following your termination of employment. Amounts are payable based on actual performance.

In addition, if you qualify for severance and you have five or more years of service or you have attained age 55, you will be eligible for payment of an award under the Long-Term Incentive Plan (LTIP), regardless of your age at termination, as follows. For termination before a Change in Control, your award will be determined and paid in the same manner as awards to employees who retire at or after age 55 under the LTIP. For termination after a Change in Control, awards will be paid in accordance with the terms of the LTIP.

Benefits. The Company will also provide payment for continued medical, dental and vision coverage you elect under COBRA for up to eighteen (18) months’ following your termination.

In addition, if you become a participant in an Executive Retirement Plan (ERP) adopted by the Company, or in which the Company becomes a participating employer, and: (i) you qualify for severance and (ii) you have five or more years of service, you will be eligible for

Tier II - ECCA

participation in the ERP regardless of your age at termination. However, benefits under the ERP may not commence prior to age fifty-five (55). If, after a Change in Control and after you have attained age fifty-five (55), your employment is terminated other than for Cause, or as a result of a Material Change, you will be eligible for participation in such ERP, even if you have not earned five or more years of service.

Except as provided above or as provided to terminated employees under the specific terms of a qualified or non-qualified employee benefit plan, fringe benefit or compensation program in which you are eligible to participate, you will not be entitled to any other benefits or compensation from the Company after (or as a result of) your termination of employment. You also will not receive severance under any other agreement, plan or arrangement with the Company, ECCA or HVHC.

Qualifying for Severance. You will qualify for severance under this Agreement if, during the term of this Agreement, (i) we terminate your employment for reasons other than Cause, or (ii) you elect to resign within sixty (60) days after you have knowledge of a Material Change before or after a Change in Control. As noted above, these capitalized terms are defined in Appendix A. In any case, you must timely sign and return a General Release and Waiver Agreement (and not revoke it) provided by the Company in order to receive severance or benefits under this Agreement. A copy of the Release that the Company currently uses is available for review upon request.

However, you will NOT qualify for severance if any of the following apply: (i) you are terminated for Cause, (ii) you choose to remain employed by the Company (or a successor entity) more than sixty (60) days after the occurrence of a Material Change, (iii) you voluntarily resign or retire (other than due to a Material Change), (iv) your termination is due to long-term disability entitling you to disability benefits from the Company or due to death, (v) you decline to sign and return the General Release and Waiver Agreement within the time specified by the Company, or you attempt to revoke it; or (vi) you violate any of your covenants set forth below.

A payment scheduled to be made under this Agreement as a result of your termination of employment will be paid or commence as soon as practicable after you timely sign and return the General Release and Waiver Agreement and any period specified for you to revoke the General Release and Waiver Agreement has expired. Any amount payable hereunder will be paid or commence to be paid during the same calendar year as your termination or (if later) by the 15th day of the third calendar month following your termination of employment. In no event, however, will you be permitted to designate the calendar year of the payment.

Your Covenants. Regardless of whether you qualify for severance, you agree to the following:

(1)

During your employment you have been and will continue to be provided with Confidential Information. Thus, after your separation (for whatever reason), you will not disclose the Company’s Confidential Information to others (except as required in the normal performance of your duties for the Company) or use such information for your own advantage or for the advantage of others. All records, files, materials and Confidential Information obtained by you in the course of your employment with the

Company are confidential and proprietary and shall remain the exclusive property of the Company. This provision does not preclude you from providing truthful information to the extent required by subpoena, court order, search warrant or other legal process, but you must immediately notify the Company’s counsel of such request in order to provide us with the opportunity to object in the appropriate forum and obtain a ruling on our objection.

(2)	Upon the Company’s request at any time, or upon separation from employment (for whatever reason), you will deliver to the Company (a) all documents and materials containing Company trade secrets and other Confidential Information, and (b) all other documents, materials and other property belonging to the Company that are in your possession or under your control, including, but not limited to, Company-provided automobiles, computers, cellular telephones, pagers, rolodexes or address/telephone books.

(3)	During the term of this Agreement and for eighteen (18) months after your separation (for whatever reason), you will not directly or indirectly, in any capacity whatsoever, entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a business relationship with the Company, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship or to divert any business from the Company.

(4)	During the term of this Agreement and for eighteen (18) months after your separation (for whatever reason), you will not own (other than as a shareholder of less than 1% of a publicly traded entity), accept employment in any capacity with, serve as a consultant for, or otherwise provide services or support of any nature to, any entity, company, corporation or person engaged in a business that competes with the Company in the eye care industry. This includes any business, entity or person engaged in the sale (whether wholesale or retail), delivery, distribution, manufacture, design or licensing of lenses, frames and eyewear and/or the administration or underwriting of vision and vision-related programs, benefits and services. After separation, you may ask the Chairman of ECCA, by written request, to reduce or modify the scope of this non-competition clause. The decision to grant or deny such a request shall be within the sole discretion of ECCA’s Chairman and shall be effective only if it is in writing.

By signing this Agreement, you agree that these covenants are reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect the Company’s goodwill, proprietary information and business interests. You also agree that this Agreement provides enhanced protections and benefits you would otherwise not be entitled to, and that these protections and benefits constitute valuable consideration sufficient to support the obligations described above. Further, you agree that if the Company reasonably believes that you have breached the terms of this agreement, then the Company will be relieved from making any further payments. You also agree that any breach of these covenants is likely to cause irreparable injury to the Company and that damages for any breach are difficult to calculate. Therefore, the Company shall, at its election, be entitled to a temporary restraining order and a temporary injunction and to other equitable relief from a court pending a final decision in the arbitration, in addition to whatever other relief or remedies, including damages, may be available.

Arbitration and Waiver of Jury Trial.

(1)	Any dispute between us under this Agreement including, without limitation, any dispute about the enforceability of the non-competition covenant, shall be resolved by final and binding arbitration; provided, however, that the Company, in its sole discretion, may enforce the covenants set out above under “Your Covenants” by seeking emergency or temporary injunctive relief in any court of competent jurisdiction. The arbitration shall be held in San Antonio, Texas and shall be conducted in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association. The arbitrator shall be acceptable to both the Company and to you. If we cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of us, and the third selected by the other two arbitrators. You, the Company and the arbitrator(s) shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential; provided, however, that any award or order rendered by the arbitrator(s) under this Agreement may be entered as a judgment or order in a court of competent jurisdiction and may be disclosed by the Company as necessary to enforce the terms of your covenants described above.

(2)	You and the Company each acknowledge and agree that such party has had an opportunity to consult with legal counsel and that such party knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the subject of this Agreement, the provisions of any federal, state, or local law, regulation, or ordinance notwithstanding.

Miscellaneous. This Agreement: (i) may be amended only by a written instrument which is executed by both parties, (ii) shall be governed by the laws of Texas, without regard to its conflict of law provisions, (iii) is intended to be legally valid and binding, (iv) contains our entire agreement relative to its subject matter and supersedes all severance agreements or understandings in effect prior to its execution, and (v) does not establish a durational term of employment or alter the nature of the at-will relationship between the two parties. Payments hereunder are deemed to be separate payments for purposes of applying the short-term deferral rule in Treas. Reg. § 1.409A-1(b)(4) and in determining separation pay due to involuntary separation from service under Treas. Reg. § 1.409A-1(b)(9)(iii). No reimbursements required to be made within a limited period of time under Treas. Reg. § 1.409 A-1(b)(9)(iii) shall relate to claims incurred after the period specified above or be paid later than the last day of the third calendar year following the calendar year in which occurs the covered termination of employment. The parties intend that any payments contemplated by this Agreement constituting “deferred compensation” under Internal Revenue Code Section 409A will comply with the requirements of that section. Thus, no such deferred compensation will be subject to acceleration or to any other change in the specified time or method of payment, except as consistent with Code Section 409A. In no event will the Company have any liability with respect to taxes for which you may become liable as a result of the application of Code Section 409A.

You also agree that: (i) if a tribunal determines a portion of this Agreement to be invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be enforceable to the fullest extent permitted by law, (ii) the Company may withhold taxes from payments made under the Agreement, and (iii) you may not assign any rights or obligations you have under the Agreement. The Company’s rights and duties under this Agreement shall be transferred to, and shall be binding upon, any corporation or other entity which succeeds to the rights and obligations of the Company by operation of law or otherwise.

If you agree to the terms and conditions of this Agreement, please countersign below, retain a copy for your files, and return this original to me.

Sincerely,

ECCA Management Services, Ltd.
By:	ECCA Management, Inc.,
General Partner

By:	/s/ David L. Holmberg
Authorized Signatory

/s/ James Eisen
Executive

APPENDIX A

DEFINITIONS

“Cause” means: (i) the willful or gross neglect of your duties, including your refusal to follow written directives of the Chairperson of the Board of Directors of ECCA or his designee; (ii) your conviction of a felony; (iii) willful or gross misconduct by you which materially injures the Company, ECCA, or a subsidiary or affiliate thereof, monetarily or otherwise; or (iv) your material breach of any obligation under this letter agreement.

“Change in Control” means:

(A)	any Person or Group acquires stock of ECCA, ECCA Holdings Corporation or of HVHC that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of ECCA or of HVHC. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of ECCA or of HVHC, the acquisition of additional stock by the same Person or Group in such entity is not considered to cause a Change in Control of ECCA or of HVHC, as the case may be. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which ECCA or HVHC acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of ECCA or of HVHC; or

(B)	any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from ECCA that have a total gross fair market value exceeding 50% of the total gross fair market value of all of the assets of ECCA immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of ECCA, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under subsection (B) as a result of a transfer to:

(1)	A shareholder of ECCA (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by ECCA;

(3)	A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of ECCA; or

(4)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3) above.

For this purpose, the term “Person” means an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof (for clarification, other than the Company or Highmark Inc. or any successor thereof or subsidiary thereof). The term “Group” will have the meaning set forth in Rule 13d-5 of the Securities Exchange Commission (“SEC”), modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5)(v)(B) and (D), as applicable, or any successor thereto. For the avoidance of doubt, the consummation of the proposed consolidation of Highmark Inc. and Independence Blue Cross will not constitute a Change in Control hereunder.

“Company” refers to ECCA Management Services, Ltd. However, for purposes of the covenants in the letter agreement, HVHC and affiliates of HVHC including subsidiaries and joint venture partners, are included in the definition.

“ECCA” refers to Eye Care Centers of America, Inc.

“HVHC” refers to HVHC Inc.

“Material Change” before or after a Change in Control means the occurrence of any of the following events, without your written consent, which event remains uncorrected for thirty (30) days after you have made written demand to the Chairperson of the Board of Directors of ECCA for correction: (i) any material reduction in or failure to pay base salary; (ii) any material reduction in your target percentages under the Long-Term Incentive Plan (if applicable) or the Annual Executive Incentive Plan; (iii) any reduction of more than 10% in your aggregate performance-based compensation opportunity (i.e., annual incentive payment, long-term incentive payment, and split dollar life insurance premium, if any), reasonably determined by the Company, ECCA or HVHC at the time performance criteria are established; or (iv) any material reduction in the aggregate employee benefits available to you, other than an amendment, modification or termination of an employee benefit that applies on a non-discriminatory basis to similarly situated employees. The demand for correction described above must be provided within sixty (60) days after you have knowledge of a Material Change. If demand for correction is timely provided, the sixty (60) day period for resignation described in “Qualifying for Severance” above will not end prior to the end of the thirty (30) day correction period.

In addition, “Material Change” after a Change in Control shall also include the occurrence of one of the following events, without your written consent, which event remains uncorrected for thirty (30) days after you have made written demand to the Chairperson of the Board of Directors of ECCA for correction: (i) material reduction of your position responsibilities or authorities from your position immediately prior to the Change in Control, or assignment of duties or responsibilities materially inconsistent with such position; or (ii) relocation of your primary office more than fifty (50) miles from your then current office location, but not closer to your principal residence. As described in the preceding paragraph, the demand for correction described above must be provided within sixty (60) days after you have knowledge of a Material Change, and if demand for correction is timely provided, the sixty (60) day period for resignation described in “Qualifying for Severance” above will not end prior to the end of the thirty (30) day correction period.

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